Exhibit 99.1

WENDY’S INTRODUCES A BETTER BREAKFAST, ASKS AMERICA: YOU UP FOR THIS?

DUBLIN, OHIO (Feb. 4, 2020) – Today Wendy’s® announced that, on March 2, fans can say goodbye to their tired, old, stale breakfast and instead get their hands on a selection of fresh, craveable, bold new morning options. From fresh, hand-cracked eggs on every sandwich, to savory Applewood smoked bacon, Wendy’s breakfast menu brings a fresh twist to familiar flavors and pays homage to Wendy’s fan favorites – featuring items like the Breakfast Baconator®, Honey Butter Chicken Biscuit and Frosty®-ccino, breakfast will never be the same.

“People deserve a delicious, affordable and higher quality breakfast than what they’re currently getting, so that’s exactly what we’re going to serve when Wendy’s launches breakfast nationally on March 2,” said Kurt Kane, President, U.S. and Chief Commercial Officer of The Wendy’s Company. “Our crew will be hand-cracking fresh eggs on all our breakfast sandwiches and leaning into the quality ingredients that have long set Wendy’s apart from the competition. We’ve crafted unique sandwiches that will leave you craving another, like the Breakfast Baconator, which features a fresh-cracked egg, signature sausage patty and six strips of Applewood smoked bacon.”

Like only they can do, Wendy’s put category competitors on notice via Twitter today and it effectively began a “Breakfast Battle,” sure to make mornings more delicious, and dare we say, interesting. In fact, as part of the announcement, the Twitter account (@wendys) will also become a “morning person,” releasing limited content during peak morning hours (featuring surprise guests and exclusive sneak peeks). New content begins to drop tomorrow, February 5.

To gear up for the national launch on March 2, or to find a restaurant near you that is currently serving breakfast, visit order.wendys.com/location. For employment opportunities across the country, visit wendys-careers.com or a local Wendy’s.

About Wendy’s

Wendy’s® was founded in 1969 by Dave Thomas in Columbus, Ohio. Dave built his business on the premise, “Quality is our Recipe®,” which remains the guidepost of the Wendy’s system. Wendy’s is best known for its made-to-order square hamburgers, using fresh, never frozen beef*, freshly-prepared salads, and other signature items like chili, baked potatoes and the Frosty® dessert. The Wendy’s Company (Nasdaq: WEN) is committed to doing the right thing and making a positive difference in the lives of others. This is most visible through the Company’s support of the Dave Thomas Foundation for Adoption® and its signature Wendy’s Wonderful Kids® program, which seeks to find every child in the North American foster care system a loving, forever home. Today, Wendy’s and its franchisees employ hundreds of thousands of people across more than 6,700 restaurants worldwide with a vision of becoming the world’s most thriving and beloved restaurant brand. For details on franchising, connect with us at www.wendys.com/franchising. Visit www.wendys.com and www.squaredealblog.com for more information and connect with us on Twitter and Instagram using @wendys, and on Facebook at www.facebook.com/wendys.

*Fresh beef available in the contiguous U.S., Alaska, and Canada.

Contacts:

Investor Contact:

Greg Lemenchick, 614-766-3977; Greg.Lemenchick@wendys.com

Media Contact:

Frank Vamos, 614-764-8477; mediarelations@wendys.com

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